Exhibit 10.2
BANK MUTUAL CORPORATION
OUTSIDE DIRECTORS’ RETIREMENT PLAN
Preamble
The Mutual Savings Bank Outside Directors’ Retirement Plan was initially established effective as of February 16, 1998. The plan was previously amended and restated to designate Bank Mutual Corporation (the “Company”) as the plan sponsor and is now being amended and restated to make certain other changes.
1.	Purpose. The Bank Mutual Corporation Outside Directors’ Retirement Plan (the “Plan”) is maintained by Bank Mutual Corporation (the “Company”) for the purpose of providing retirement benefits to its outside directors. The objective of the Plan is to provide an incentive for individuals to become and remain directors of the Company by providing them with a retirement benefit in addition to their annual cash retainer fees.
2.	Participation. The term “Participant” as used herein refers to any member of the Company’s Board of Directors (the “Board”) who has been designated by the Board as a Participant, but it shall not include any director who (i) is a current or former officer or employee of the Company or any of its affiliates or (ii) is or was covered under any other similar retirement plan for directors of the Company or any of its affiliates. A schedule of the current Participants is attached to this Plan as Exhibit A.
3.	Benefits Upon Retirement. Upon the Participant’s retirement or other termination from the Board of Directors, the Participant shall be entitled to receive a monthly retirement benefit provided that (i) the Participant had completed at least 5 years of service as a Director or (ii) the Participant’s retirement or termination of service as a Director follows a Change in Control. The monthly retirement benefit shall be payable commencing with the first of the month following the Participant’s retirement from the Board or, if later, the first day of the month following the Participant’s 65th birthday. The monthly retirement benefit shall be payable for a period of 120 months or for such lesser number of months which is equal to the number of whole months of the Participant’s service as a Director. The amount of the monthly retirement benefit shall be 1/12th of the annual cash retainer in effect for the Participant at the time of his termination of service as a Director.
A “Change in Control” shall be deemed to have occurred if: (a) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of more than 25% of the capital stock of the Company in a transaction or transactions subject to the notice provisions of the Change in Bank Control Act of 1978, (12 USC § 1817(j)) as amended from time to time, or approval under the Savings and Loan Holding Company Act (12 USC § 1467a), as amended from time to time; (ii) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of the Company, cease for any reason to constitute at least a majority thereof; or (iii) the Company files a report or proxy statement with the Securities and Exchange Commission and/or the Office of Thrift Supervision disclosing in response to the appropriate item of

Form 8-K or Form 10-Q, each promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a change in control of the Company has or may have occurred pursuant to any contract or transaction.
4.	Death Benefits. In the event of a Participant’s death before the completion of all payments due him/her under Section 3 above, the remaining balance of such payments shall be made to the beneficiary or beneficiaries designated by the Participant in a written document filed with the Board prior to the Participant’s death. If the Participant has made no such designation or no beneficiary survives, such payments shall be made to the Participant’s estate. In either case, such payments shall be made in the same manner as provided with respect to payments to the Participant.
5.	General Creditor Status. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a funded obligation of any kind, or fiduciary relationship between the Company and Participant, his/her designated beneficiary or any other person. Any funds which may be invested or assets which may be acquired by the Company relating to this Plan shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds or assets. To the extent that any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
6.	Nonassignment. No benefit(s) under the Plan, nor any other interest hereunder of any Participant or beneficiary shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind.
7.	Government Regulations. It is intended that the Plan will comply with all applicable laws and governmental regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company’s legal counsel, such performance would result in violation of any law or regulation.
8.	Taxes. To the extent required by law, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from accruals or payments hereunder.
9.	No Right to Continued Service. Participation in this Plan shall not be construed as giving to the Participant any right to be retained in the service of the Company as a Director, limiting in any way the right of the Company to terminate the Participant’s service as a Director at any time or evidencing any agreement or understanding, express or implied, that the Company will provide Participant a particular rate of compensation for his service as a Director.
10.	Termination or Modification of Plan. The Board shall have the right to terminate or modify the Plan or the payments made to any persons under the Plan at any time and from time to time; provided, however, that such termination shall not affect the accrued benefit(s) of any Participant. Notwithstanding the foregoing, in the event that the Board should terminate the Plan and if the termination is of the type permitting immediate lump sum distribution under Section 409A of the Internal Revenue Code, the Board also has the right at any time thereafter to accelerate the remaining payments due any individual hereunder by paying the lump sum present value of those payments to that individual. Lump present value shall be calculated using an interest discount factor equal to the same interest rate which would be used under the Company’s Pension Plan as then in effect in determining the amount of a lump sum distribution to be made under that plan payable on the same date as the lump sum present value payment in question is payable hereunder.
11.	Claims Procedure. If the Participant or the Participant’s beneficiary believes there has been an error of interpretation of the Plan provisions as applicable to such person, he or she may file a claim with the Board. The decision of the Board with respect to such claim shall be final and binding on all parties hereunder and it is not intended that such decision shall be subject to de novo review in any legal proceeding.
12.	Legal Fees and Expenses. It is the intent of the Company that Participants not be required to incur the expenses associated with the enforcement of rights under this Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes any action of declare this Plan void or unenforceable, or institutes any legal action designed to deny, or to recover, the benefits intended to be provided to Participant hereunder, the Company irrevocably authorizes the Participant to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent Participant in connection with the initiation or defense of any legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by Participant as a result of the Company’s failure to perform its obligations under this Plan or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision thereof as aforesaid. All such fees and expenses shall be paid, or reimbursed to Participant if paid by Participant, on a regular, periodic basis upon presentation by Participant to the Company of a statement or statements prepared by such counsel in accordance with its customary practices.

EXHIBIT A
SCHEDULE OF CURRENT PARTICIPANTS
David C. Boerke
Richard A. Brown
Thomas H. Buestrin
Raymond W. Dwyer, Jr.
Mark C. Herr
Dorothea Isermann
William J. Mielke
David J. Rolfs